Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWSTAR REPORTS NET INCOME OF $2.5 MILLION, OR $0.05 PER DILUTED SHARE FOR THE FIRST QUARTER

Strong origination volume drives increase in managed assets and recent unsecured debt issuance positions balance sheet to support further growth

▪
New Loan Volume - Originated new funded loan volume of $609 million in the first quarter, up 121% from the same quarter in the prior year and down from $775 million in the last quarter, reflecting typical seasonality.

▪	Loan Growth - Increased managed assets by $340 million, or 9%, from the prior quarter and $1.5 billion, or 59%, from the end of the first quarter last year to approximately $4.1 billion.

▪
Funding - Completed eleventh loan securitization and tapped unsecured debt markets in April through a debut offering of senior unsecured notes, positioning the balance sheet to support anticipated loan growth.

▪
Net Interest Margin - Margin narrowed to 2.51% for the first quarter from 2.90% in the prior quarter due to the impact of the long-term subordinated notes issued in the fourth quarter and an increase in leverage to support growth strategy.

▪	Operating Leverage - Expenses in the first quarter decreased by 5% from the prior quarter to $10.2 million, or approximately 1.44% of average assets.

▪	Credit Costs - Provision for credit losses increased by $1.7 million from the prior quarter due primarily to the impact of net loan growth and additions to the specific allowance.

▪
Stockholders Equity - Book value per share increased to $14.26 at the end of the first quarter, up 3.7% or $0.51 from the prior quarter due primarily to the issuance of equity warrants and share repurchase activity.

Boston, May 6, 2015 - NewStar Financial, Inc. (NASDAQ: NEWS) (“NewStar” or the “Company”), an internally-managed, commercial finance company, today announced financial results for its first quarter of 2015, reporting net income of $2.5 million, or $0.05 per diluted share. These results compare to net income of $1.2 million, or $0.02 per diluted share in the fourth quarter of 2014 and consolidated net income of $6.2 million, or $0.12 per diluted share in the first quarter of 2014. Operating income before income taxes was $4.3 million for the first quarter of 2015 compared to $2.2 million for the fourth quarter of 2014 and $9.4 million in the first quarter of 2014.

Tim Conway, NewStar’s Chairman and Chief Executive Officer commented on the Company’s quarterly performance: “Our earnings this quarter continued to reflect the dilutive impact of the investment we have made in the company’s future, while our operating results were highlighted by strong loan growth and increased market share as we continued to capitalize on our strategic relationships to deliver more for our core customers and expand our asset management platform. Origination volume more than doubled compared to the same period last year, putting us on pace to reach our volume targets. Assets held in managed funds were nearly $1 billion, up more than $750 million compared to the same time last year. With continued regulatory pressure on banks and other recent market developments, we are seeing what I expect will be lasting changes in the competitive landscape. I am excited about how the company is positioned to take advantage of these trends. We are strategically aligned with world-class partners with complementary capabilities and objectives. With our recent note offering, we have positioned the balance sheet to support significant growth. We have a clear pathway to building the scale needed to generate better returns and, now, we also have favorable tailwinds in the market.”
Managed and Owned Loan Portfolios

▪
Total new funded loan volume was approximately $609 million in the first quarter of 2015, up from $275 million in the first quarter of the prior year, but down from $775 million in the prior quarter, reflecting a typical seasonal pattern. Higher loan volumes compared to the comparable prior quarter were driven by demand for acquisition financing derived from new middle market LBO activity and co-lending activity through our strategic relationships, combined with our emphasis on providing larger credit commitments.

▪
Average yields on new loans and investments in the first quarter were 6.07%, down slightly from 6.16% in the prior quarter due primarily to the impact of lower yielding notes retained in connection with the Clarendon Fund CLO, a managed fund closed in January.

▪
Loans outstanding increased approximately 7% from the prior quarter and 28% from the first quarter of 2014, excluding loans held in the Arlington Fund, which was consolidated at March 31, 2014, but is no longer consolidated at March 31, 2015. Growth in the first quarter was driven primarily by strong new Leveraged Finance loan volume and slower prepayments.

▪
The Leveraged Finance loan portfolio increased by $185.6 million during the first quarter to more than $2.8 billion, while asset-based loans in our Business Credit portfolio decreased 8% to $265 million, and loans and leases in our Equipment Finance portfolio increased 18% to almost $114 million.

▪	Assets held in managed funds was consistent at nearly $1 billion as of March 31, 2015.

▪
New equipment loan and lease volume was $21 million in the first quarter, up significantly from $12 million in the first quarter of last year, but down slightly from $25 million last quarter, while asset-based lending activity totaling $9 million decreased somewhat from $12 million in the comparable prior quarter and was down materially from $39 million last quarter. Equipment finance and asset-based lending activity represented 9% of new loan volume retained on the balance sheet in the first quarter.

▪
The owned loan portfolio remained balanced across industry sectors and highly diversified by issuer. As of March 31, 2015, no outstanding borrowings by a single obligor represented more than 1.4% of total loans outstanding, and the ten largest obligors comprised approximately 9.9% of the loan portfolio.

Net Interest Income / Margin

▪
Despite a 12% increase in interest income in the first quarter, net interest income decreased to $17.4 million in the first quarter of 2015 from $18.5 million in the prior quarter due to higher interest expense driven by increased leverage and higher cost of funds resulting from the continuing amortization of low-cost CLO notes issued in 2007, as well as, the issuance of higher cost subordinated debt at the end of 2014.

▪
The portfolio yield increased to 6.00% in the first quarter of 2015 compared to 5.97% in the prior quarter due to higher yields on new loans originated in the prior quarter, but was down from 6.18% in the first quarter of 2014.

▪
Net interest margin narrowed to 2.51% for the first quarter of 2015 compared to 2.90% for prior quarter as the cost of funds increased to 4.11% in the first quarter from 3.53% in the fourth quarter of 2014 due to the issuance of the subordinated notes at the end of the fourth quarter and higher leverage resulting from the issuance of a new $496 million CLO.

Non-Interest Income

▪
Non-interest income (loss) was $4.1 million for the first quarter of 2015, up from $(0.3) million for the fourth quarter of 2014, but down from $6.7 million for the first quarter of 2014. The change from the fourth quarter of 2014 was due primarily to $0.9 million of asset management fees, $1.2 million of fee income from loan syndication related activities and early termination fees on asset-based loans, as well as, an unrealized gain of $1.2 million on loans referenced by a total return swap (“TRS”) managed by the Company.

▪
Other non-interest income in the first quarter of 2015 was centered in $0.5 million of unused fees on revolving credit commitments, and $0.1 million gain on the sale of leasing equipment. It also included approximately $0.2 million of revenue related to the remaining OREO property currently being managed by the Company, which was offset by related OREO costs included in general and administrative expenses.

Credit Performance

▪
Although provision expense increased in the first quarter due primarily to loan growth, credit costs remained within expected ranges and at levels we believe are consistent with the current stage of the business cycle.

▪
Total credit costs in the first quarter of 2015 increased by $1.7 million to $7.0 million from $5.3 million in the prior quarter primarily due to an increase in the general allowance for credit losses resulting from loan growth and additions to the specific allowance.

▪	Total specific provision expense in the first quarter of 2015 was approximately $3.0 million, up from $2.3 million in the prior quarter.

▪
The allowance for credit losses was $50.7 million, or 1.97% of consolidated loans and approximately 51% of NPLs, at March 31, 2015, compared to $43.7 million, or 1.84% of loans and approximately 50% of NPLs, at December 31, 2014. The change in the ratio was driven by an increase in the specific allowance.

▪
Non-performing assets increased to $103.3 million, or 4.01% as a percentage of loans at March 31, 2015 compared to $91.0 million or 3.84% of loans at the end of the prior period due to the addition of one legacy loan totaling $14.8 million to non-accrual status during the first quarter of 2015.

▪
At March 31, 2015, loans with an aggregate outstanding balance of $100.3 million (net of charge-offs), or 3.90% of loans, were on non-accrual status compared to loans with an aggregate outstanding balance of $87.8 million (net of charge-offs), or 3.70% of consolidated loans at December 31, 2014.

Expenses

▪
Operating expenses decreased approximately 5% to $10.2 million, or 1.44% of average assets, in the first quarter of 2015 as compared to $10.8 million, or 1.65% of average assets, the fourth quarter of 2014 due primarily to lower compensation and administrative expenses.

▪
Excluding non-cash equity compensation[1], operating expenses were $9.5 million in the first quarter, or 1.33% of average assets on an annualized basis, compared to $10.0 million in the prior quarter, or 1.53% of average assets.

▪	The Company had 101 full-time employees at March 31, 2015 compared to 98 full-time employees at December 31, 2014.
Income Taxes

▪	Deferred income taxes increased to $30.4 million as of March 31, 2015 compared to $28.1 million as of December 31, 2014 due primarily to the increase in our allowance for credit losses.

▪
Approximately $26.8 million and $9.6 million of the net deferred tax asset as of March 31, 2015 were related to our allowance for credit losses and equity compensation, respectively, which was partially offset by $7.2 million of deferred tax liabilities related to the lease portfolio.

Funding and Capital

▪
Total cash and equivalents as of March 31, 2015 were $243.5 million, of which $28.7 million was unrestricted. Unrestricted cash decreased from approximately $33.0 million at December 31, 2014 due primarily to the timing of cash distributions from CLO trusts. Restricted cash increased to approximately $214.9 million at March 31, 2015 from approximately $95.4 million as of December 31, 2014 due primarily to the issuance of the 2015-1 CLO, which had $119.9 million of restricted cash available to invest in new loans as of March 31, 2015, as well as timing differences in settlement dates of CLO trusts and other non-recourse, secured financing arrangements.

▪	Increased commitment amount of a warehouse credit facility used to fund leveraged finance loans by $50 million to $425 million in March 2015.

▪
Advances under credit facilities decreased by approximately $117.9 million during the first quarter due primarily to the repayment of advances under warehouse facilities from the proceeds of notes issued in connection with the issuance of the 2015-1 CLO, which was partially offset by new loan origination volume funded by warehouse lines.

▪
Completed eleventh term debt securitization (“2015-1 CLO”), a $496 million middle market CLO. All floating rate classes of notes were priced at par, to yield a weighted average spread of approximately Libor plus 240 bps. $410 million of the notes were placed with investors representing 83% of the value of the collateral pool.

▪
Term debt increased by approximately $380 million to just under $1.6 billion at March 31, 2015 due primarily to the completion of the 2015-1 CLO, partially offset by repayment of CLO notes from principal collections on loans held in our 2007 CLO trust.

▪
Completed $300 million offering of 7.25% senior notes due 2020 after the close of the quarter in April 2015. Net proceeds of approximately $294 million were used to prepay existing corporate debt totaling $238.3 million. Excess proceeds of approximately $55 million are available for general corporate purposes.

▪
Total debt increased by approximately $263.5 million to $2.4 billion at March 31, 2015, which led to an increase in balance sheet leverage to 3.7x from 3.3x at December 31, 2014. The increase was due primarily to the completion of the 2015-1 CLO.

Equity

▪
Book value per share increased $0.51 to $14.26 at the end of the first quarter of 2015, up from $13.75 at the end of the prior quarter due primarily to the second tranche of warrants issued in connection with the subordinated notes and the accretive impact of share repurchases. Book value per share increased 11.7% from the same quarter of last year.

▪
The company purchased 1.1 million shares of its common stock in the first quarter for an aggregate purchase price of $11.1 million, consisting of $0.9 million of shares purchased under the stock repurchase program authorized in August 2014 and an additional $10.2 million of its common stock through a privately negotiated transaction with an unaffiliated third party.

▪	The Company returned approximately $11.1 million of capital to stockholders in the first quarter of 2015 through share repurchases.

▪
Average diluted shares outstanding were 49.4 million shares for the quarter, down from 50.5 million for the prior quarter, and total outstanding shares at March 31, 2015 were 46.0 million, down from 46.6 million at December 31, 2014.

Conference Call and Webcast
NewStar will host a webcast/conference call to discuss the results today at 10:00 am Eastern Time. All interested parties are invited to participate via telephone or webcast, which will be hosted through the Investor Relations section at www.newstarfin.com. Please visit the website to register for the webcast and test your connection prior to the call. You can also access the conference call by dialing 877-755-7419 approximately 5-10 minutes prior to the call. International callers should dial 973-200-3080. All callers should reference “NewStar Financial.”

For convenience, an archived replay of the call will be available through May 13, 2015 by dialing 855-859-2056. International callers should call 404-537-3406. For all replays, please use the passcode 27496574. The audio replay will also be available through the Investor Relations section at www.newstarfin.com.

About NewStar Financial
NewStar Financial Inc. (NASDAQ:NEWS) is an internally-managed, commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle markets. The Company specializes in providing a range of corporate debt financing options to mid-sized companies to fund working capital, growth strategies, acquisition and recapitalization, as well as equipment purchases. NewStar originates loans and leases directly through specialized lending platforms staffed by teams of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company also manages a series of credit funds that offer co-investment opportunities in middle market loans to institutional investors. NewStar provides credit commitments of up to $50 million and will selectively underwrite or arrange larger transactions through a strategic relationship with GSO Capital and funds sponsored by Franklin Square Capital Partners, or for syndication to other lenders.

NewStar is headquartered in Boston MA and has regional offices in Atlanta GA, Chicago IL, Dallas TX, Darien, CT, New York, NY, Portland OR and San Francisco CA. For more detailed information, please visit our website at www.newstarfin.com.

For information contact:

Robert K. Brown	Brian J. Fischesser
500 Boylston St., Suite 1250	500 Boylston St., Suite 1250
Boston, MA 02116	Boston, MA 02116
P. 617.848.2558	P. 617.848.2512
F. 617.848.4390	F. 617.848.4398
rbrown@newstarfin.com	bfischesser@newstarfin.com

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future performance, including expectations regarding expected growth and benefits from the strategic relationship with GSO and Franklin Square. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, the market price for NewStar’s stock prevailing from time to time, the nature of other investment opportunities presented to NewStar from time to time, objectives, future performance, financing plans and business. As such, they are subject to material risks and uncertainties, including our limited operating history; the general state of the economy; our ability to compete effectively in a highly competitive industry; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.
More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2014 Annual Report on Form 10-K, as amended, and as supplemented by the Risk Factors contained in our Quarterly Reports on Form 10‑Q. NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. NewStar plans to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 with the SEC on or before May 11, 2015 and urges its shareholders to refer to that document for more complete information concerning NewStar’s financial results.

Non-GAAP Financial Measures
References to “operating expenses, excluding non-cash equity compensation” mean operating expenses as determined under GAAP, excluding compensation expense related to restricted stock grants and option grants. GAAP requires that these items be included in operating expenses. NewStar management uses “operating expenses, excluding non-cash equity compensation” to make operational and investment decisions, and NewStar believes that they provide useful information to investors in their evaluation of our financial performance and condition. Excluding the financial results and expenses incurred in connection with the compensation expense related to restricted stock grants and option grants eliminates unique amounts that make it difficult to assess our core performance and compare our period‑over‑period results. A reconciliation of operating expenses, excluding non-cash equity compensation to operating expenses is included on page 11 of this release.

[1]Operating expenses excluding non-cash compensation is a non-GAAP measure. See “Non-GAAP Financial Measures” at the end of this press release and page 11 for reconciliation equity of non-GAAP to GAAP measurements.

NewStar Financial, Inc.
Consolidated Balance Sheets
(unaudited)

($ in thousands)	March 31, 2015	December 31, 2014	March 31, 2014
Assets:
Cash and cash equivalents	$28,666	$33,033	$24,063
Restricted cash	214,853	95,411	103,571
Cash collateral on deposit with custodian	49,082	38,975	—
Investments in debt securities, available-for-sale	79,891	46,881	22,544
Loans held-for-sale, net	149,609	200,569	30,045
Loans and leases, net	2,496,564	2,305,896	2,080,553
Deferred financing costs, net	29,397	26,514	20,132
Interest receivable	8,394	7,477	7,080
Property and equipment, net	613	660	765
Deferred income taxes, net	30,376	28,078	27,574
Income tax receivable	103	3,388	607
Other assets	32,712	24,127	41,980
Subtotal	3,120,260	2,811,009	2,358,914
Assets of Consolidated Variable Interest Entity (VIE):
Restricted cash			5,723
Loans, net			163,988
Deferred financing costs, net			938
Interest receivable			793
Other assets			808
Total assets of Consolidated VIE			172,250
Total assets	$3,120,260	$2,811,009	$2,531,164
Liabilities:
Credit facilities	$369,894	$487,768	$300,508
Term debt securitizations	1,572,484	1,193,187	1,149,813
Repurchase agreements	79,760	57,227	57,739
Corporate debt	238,300	238,500	228,500
Subordinated notes	136,578	156,831	—
Accrued interest payable	10,656	6,576	4,275
Other liabilities	56,300	29,923	20,810
Subtotal	2,463,972	2,170,012	1,761,645
Liabilities of Consolidated VIE:
Credit facilities			114,844
Accrued interest payable - credit facilities			438
Subordinated debt - Fund membership interest			30,000
Accrued interest payable - Fund membership interest			180
Total liabilities of Consolidated VIE:			145,462
Total liabilities	2,463,972	2,170,012	1,907,107
NewStar Financial, Inc. stockholders’ equity	656,288	640,997	622,148
Retained earnings of Consolidated VIE			1,909
Total stockholders’ equity	656,288	640,997	624,057
Total liabilities and stockholders’ equity	$3,120,260	$2,811,009	$2,531,164

NewStar Financial, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended
($ in thousands, except per share amounts)	March 31, 2015	December 31, 2014	March 31, 2014
Net interest income:
Interest income	$39,749	$35,601	$33,127
Interest expense	22,334	17,102	12,501
Net interest income	17,415	18,499	20,626
Provision for credit losses	6,978	5,280	5,807
Net interest income after provision for credit losses	10,437	13,219	14,819
Non-interest income (loss):
Fee income	1,158	495	770
Asset management income	920	511	25
Loss on derivatives	(9)	(12)	(4)
Loss on sale of loans	(15)	(41)	(166)
Other income (loss)	2,072	(1,212)	6,093
Total non-interest income (loss)	4,126	(259)	6,718
Operating expenses:
Compensation and benefits	6,733	7,100	7,759
General and administrative expenses	3,499	3,652	4,369
Total operating expenses	10,232	10,752	12,128
Operating income before income taxes	4,331	2,208	9,409
Results of Consolidated VIE
Interest income	—	—	2,653
Interest expense - credit facilities	—	—	878
Interest expense - Fund membership interest	—	—	595
Other income	—	—	8
Operating expenses	—	—	60
Net results from Consolidated VIE	—	—	1,128
Income before income taxes	4,331	2,208	10,537
Income tax expense	1,792	982	4,334
Net income	$2,539	$1,226	$6,203
Net income per share:
Basic	$0.05	$0.03	$0.13
Diluted	$0.05	$0.02	$0.12
Weighted average shares outstanding:
Basic	46,769,864	47,571,956	48,730,152
Diluted	49,406,234	50,527,250	52,789,947

NewStar Financial, Inc.
Selected Financial Data
(unaudited)

	Three Months Ended
($ in thousands)	March 31, 2015	December 31, 2014	March 31, 2014
Performance Ratios:
Return on average assets	0.36%	0.19%	0.98%
Return on average equity	1.57	0.79	4.05
Net interest margin, before provision	2.51	2.90	3.50
Operating expenses as a percentage of average total assets	1.44	1.65	1.93
Efficiency ratio	47.50	58.94	42.72
Portfolio yield	6.00	5.97	6.18
Credit Quality Ratios:
Delinquent loan rate for loans 60 days or more past due (at period end)	1.64%	1.84%	1.51%
Delinquent loan rate for accruing loans 60 days or more past due (at period end)	—	—	—
Non-accrual loan rate (at period end)	3.90	3.70	3.33
Non-performing asset rate (at period end)	4.01	3.84	3.82
Annualized net charge off rate (end of period loans)	—	0.59	1.42
Annualized net charge off rate (average period loans)	—	0.59	1.41
Allowance for credit losses ratio (at period end)	1.97	1.84	1.72
Capital and Leverage Ratios:
Equity to assets	21.03%	22.80%	24.65%
Debt to equity	3.65x	3.32x	3.01
Book value per share	$14.26	$13.75	$12.76
Average Balances:
Loans and other debt products, gross	$2,683,211	$2,365,225	$2,347,674
Interest earning assets	2,817,452	2,531,808	2,528,474
Total assets	2,887,434	2,582,340	2,557,241
Interest bearing liabilities	2,205,096	1,919,677	1,905,993
Equity	657,090	616,440	620,467
Allowance for credit loss activity:
Balance as of beginning of period	$43,693	$41,910	$41,854
General provision for credit losses	3,997	2,946	1,710
Specific provision for credit losses	2,981	2,334	4,097
Net (charge offs) recoveries	68	(3,497)	(8,062)
Balance as of end of period	$50,739	$43,693	$39,599
Supplemental Data (at period end):
Investments in debt securities, gross	$87,318	$53,098	$25,298
Loans held-for-sale, gross	150,987	202,369	30,205
Loans held-for-investment, gross	2,572,202	2,370,255	2,302,007
Loans and investments in debt securities, gross	2,810,507	2,625,722	2,357,510
Unused lines of credit	330,041	317,583	303,794
Standby letters of credit	7,974	7,911	6,791
Total funding commitments	$3,148,522	$2,951,216	$2,668,095
Loans held-for-sale, gross	$150,987	$202,369	$30,205
Loans held-for-investment, gross	2,572,202	2,370,255	2,302,007
Total loans, gross	2,723,189	2,572,624	2,332,212
Deferred fees, net	(27,080)	(23,176)	(18,444)
Allowance for loan losses - general	(26,230)	(22,258)	(19,843)
Allowance for loan losses - specific	(23,706)	(20,725)	(19,339)
Total loans, net	$2,646,173	$2,506,465	$2,274,586

NewStar Financial, Inc.
Non-GAAP Selected Financial Data
(unaudited)

	Three Months Ended
($ in thousands)	March 31, 2015	December 31, 2014	March 31, 2014
Performance Ratios:
Operating expenses as a percentage of average total assets	1.33%	1.53%	1.83%
Consolidated Statement of Operations Adjustments (1):
Operating expenses	$10,232	$10,752	$12,188
Less: non-cash equity compensation expense (2)	730	789	664
Adjusted operating expenses	$9,502	$9,963	$11,524
	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Risk-adjusted revenue
Net interest income after provision for credit losses	$10,437	$13,219	$15,999
Non-interest income	4,126	(259)	6,726
Risk-adjusted revenue	$14,563	$12,960	$22,725

(1)	Adjustments are pre-tax.

(2)	Non-cash compensation charge related to restricted stock grants and option grants.

NewStar Financial, Inc.
Portfolio Data
(unaudited)

($ in thousands)	March 31, 2015		December 31, 2014		March 31, 2014
Portfolio Data:
First mortgage	$109,622	3.9%	$105,394	4.0%	$122,803	5.2%
Senior secured asset-based	415,093	13.9	385,882	14.7	242,683	10.3
Senior secured cash flow	2,177,755	78.3	2,044,126	77.9	1,938,372	82.2
Other	108,037	3.9	90,320	3.4	53,652	2.3
Total	$2,810,507	100.0%	$2,625,722	100.0%	$2,357,510	100.0%
Leveraged Finance	$2,322,310	82.6%	$2,136,744	81.4%	$1,994,607	84.6%
Business Credit	264,910	—	286,918	10.9	175,991	—
Real Estate	109,622	—	105,394	4.0	122,803	—
Equipment Finance	113,665	—	96,666	3.7	64,109	—
Total	$2,810,507	100.0%	$2,625,722	100.0%	$2,357,510	100.0%
Managed Loan Portfolio
NewStar Financial, Inc. portfolio	$2,810,507		$2,625,722		$2,192,290
Loans owned by Arlington Program	392,590		383,834		—
Loans owned by Arlington Fund (1)	—		—		165,220
Loans owned by Clarendon Fund	364,520		236,703		—
Loans owned by NewStar TRS Fund	141,586		85,024		—
Loans owned by NewStar Credit Opportunities Fund	35,444		36,272		50,179
Total	$3,744,647		$3,367,555		$2,407,689
Managed Assets
NewStar Financial, Inc.	$3,120,260		$2,811,009		$2,358,914
Arlington Program	400,000		400,000		—
Arlington Fund (1)	—		—		165,220
Clarendon Fund	400,000		400,000		—
TRS Fund	141,586		110,575		—
NewStar Credit Opportunities Fund	38,324		39,047		53,776
Total	$4,100,170		$3,760,631		$2,577,910

(1)	Consolidated as a Variable Interest Entity for periods prior to June 26, 2014.